Exhibit 99.1

NEWS RELEASE January 6, 2026

Tetra Tech to Appoint Roger Argus as Chief Executive Officer;

Dan Batrack to Become Executive Chairman

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, and sustainable infrastructure, announced today that Dan Batrack, Chairman, together with its independent Board of Directors, will appoint Roger Argus as Chief Executive Officer, effective February 19, 2026, concurrent with the Company’s annual meeting of shareholders. At that time, Mr. Argus also is expected to join Tetra Tech’s Board of Directors, and Mr. Batrack, currently Chairman and CEO, will transition to the role of Executive Chairman. This leadership change is the result of the Board’s long-term succession planning process to ensure continuity of strategy, culture, and performance.

Mr. Argus has been with Tetra Tech for more than 30 years, most recently serving as President. He has played a central role in shaping the Company’s strategic direction, guiding operational excellence, and leading major water, infrastructure, environmental, and emergency management programs for public- and private-sector clients. Mr. Argus has also been instrumental in expanding Tetra Tech’s global presence and strengthening its technical capabilities through the integration of several strategic acquisitions. His deep understanding of the Company’s markets, clients, and people positions him well to lead Tetra Tech into its next phase of global growth.

Mr. Batrack has served as CEO for more than 20 years and as Chairman of the Board since 2008, during which time Tetra Tech has grown from a predominantly U.S. based high-end consulting engineering company into a global leader with more than 25,000 employees and approximately $5 billion in annual revenue. Under his leadership, Tetra Tech advanced its Leading with Science® approach, expanded internationally, and delivered consistently strong financial and operational results. Mr. Batrack will serve as Executive Chairman for a minimum of two years and will continue to be engaged on the Company’s long-term strategy and ensure a smooth transition, while Mr. Argus will assume leadership of the Company as the incoming CEO.

Kirsten M. Volpi, Lead Independent Director, said, “Our decision reflects the Board’s rigorous succession planning process and strong confidence in Roger’s ability to lead Tetra Tech forward. Roger has demonstrated exceptional leadership, technical expertise, and strategic insight throughout his career. Dan’s vision and stewardship have transformed Tetra Tech into a global leader, and we are very pleased he will continue to provide insight as Executive Chairman. This transition positions the Company well for sustainable growth and long-term value.”

“I am honored to serve as Tetra Tech’s next CEO,” said Roger Argus. “Dan has built a remarkable organization grounded in scientific excellence, innovation, and a performance-driven culture. As we look ahead, I am committed to advancing our Leading with Science® differentiation, deepening our global capabilities, and continuing to deliver impactful solutions for our clients and communities around the world.”

Dan Batrack said, “It has been a privilege to serve as CEO and Chairman during a period of such extraordinary growth and transformation for Tetra Tech. I have worked closely with Roger for 30 years, and he is exceptionally well prepared to guide the Company into the future. I and Tetra Tech’s Board look forward to supporting Roger and the Tetra Tech management team in further advancing Tetra Tech’s mission and global impact.”

About Tetra Tech

Tetra Tech is the leader in water, environment and sustainable infrastructure, providing high-end consulting and engineering services for projects worldwide. With more than 25,000 employees working together, Tetra Tech provides clear solutions to complex problems by Leading with Science® to address the entire water cycle, protect and restore the environment, and design sustainable and resilient infrastructure. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.

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